Exhibit 1.1
THE ROYAL BANK OF SCOTLAND N.V.
RBS HOLDINGS N.V.

RBS NotesSM

SECOND LETTER AGREEMENT RE
U.S. DISTRIBUTION AGREEMENT

December 6, 2010

RBS Securities Inc.
600 Washington Boulevard,
Stamford, Connecticut 06901

Dear Sirs and Mesdames:

Reference is made to the U.S. Distribution Agreement dated September 29, 2006 among The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.), a public limited liability company incorporated under the laws of The Netherlands (the “Bank”), RBS Holdings N.V. (formerly known as ABN AMRO Holding N.V.), a public limited liability company incorporated under the laws of The Netherlands (“Holding”), and the other agents signatory thereto, as supplemented by the Agent Accession Letter dated as of September 14, 2009, among the Bank, Holding and you (as so supplemented, the “Distribution Agreement”) and the Letter Agreement dated as of September 29, 2009 among the Bank, Holding and you (the “First Letter Agreement”) with respect to the issue and sale from time to time by the Bank (each, an “offering”) of its senior notes (the “Notes”), subject to reduction as a result of the sale by the Bank of any other debt securities sold pursuant to Registration Statement Nos. 333-137691 and 333-137691-02 (the “Original Registration Statement”); it being understood that the other agents named in the original Distribution Agreement are no longer acting as selling agents under the Distribution Agreement.  The Notes will be entitled to the benefit of a full and unconditional guarantee by Holding as set forth in an indenture dated as of September 15, 2006 among the Bank, Holding, Citibank N.A., as securities administrator, and Wilmington Trust Company, as trustee.

The Bank and Holding have filed on September 29, 2009, a new registration statement, Registration Statement Nos. 333-162193 and 333-162193-01 (as may be amended from time to time, the “New Registration Statement”), under the Securities Act of 1933, as amended, relating to offerings of the Notes, to replace the expiring Original Registration Statement.  The Bank, Holding and you agree that the Distribution Agreement shall remain in full force and effect and shall apply to any offering of Notes pursuant to the New Registration Statement in which you are participating as an Agent, subject to the following:

(a)     All references to the “Registration Statement” in the Distribution Agreement shall be deemed to refer to the New Registration Statement, including all exhibits thereto;

(b)     All references to the “Base Prospectus” in the Distribution Agreement shall be deemed to refer to the prospectus dated April 2, 2010 of the Bank and Holding;

(c)     All references to the “ABN Notes Prospectus Supplement” in the Distribution Agreement shall be deemed to refer to the supplement to the Base Prospectus dated April 2, 2010 of the Bank and Holding that describes certain terms of the Notes and Guarantee;

(d)     All references to the “Preliminary Prospectus” in the Distribution Agreement shall be deemed to refer to the Base Prospectus together with (1) if delivered in connection with a particular offering of Notes, the ABN Notes Prospectus Supplement and/or (2) the preliminary pricing supplement or supplements relating to a particular offering of Notes, as filed with, or transmitted for filing to, the Commission pursuant to Rule 424;

(e)     All references to the “Prospectus” in the Distribution Agreement shall be deemed to refer to the Base Prospectus together with (1) if delivered in connection with a particular offering of Notes, the ABN Notes Prospectus Supplement and/or (2) the final pricing supplement or supplements relating to a particular offering of Notes, as filed with, or transmitted for filing to, the Commission pursuant to Rule 424;

(f)     All references to any “preliminary pricing supplement” in the Distribution Agreement shall be deemed to refer to any preliminary pricing supplement or any product supplement and underlying supplement, as applicable;

(g)     All references to any “final pricing supplement” in the Distribution Agreement shall be deemed to refer to any final pricing supplement, and, if applicable, any product supplement and underlying supplement;

(h)     All references to “ABN NotesSM” shall be deemed to refer to “RBS NotesSM.”

(i)     The reference to “a commission in the form of a discount from the purchase price of such security equal to between 0.5% and 4%” in the third paragraph of Section 3 of the Distribution Agreement shall be deemed to refer to “a commission equal to between 0.05% and 5%”;

(j)     Subject to compliance with any applicable laws and regulations, including the rules of the Financial Industry Regulatory Authority, you may use all or a portion of the commission paid to you by the Bank in connection with an offering of the Notes as contemplated by Section 3 of the Distribution Agreement to pay other dealers you have appointed in connection with such offering in the form of selling concessions, additional fees payable upon maturity of the Notes based on the performance of the Notes sold and/or additional fees payable annually based on the amount of Notes sold by such dealer in a particular calendar year; provided that the aggregate amount of such selling concessions and additional fees paid to all dealers for an offering shall not exceed 8% of the offering proceeds from such offering;

(k)     You agree to waive the conditions set forth in Sections 5(b), 5(c) and 5(d) of the Distribution Agreement; and

(l)     As of the date hereof, this Second Letter Agreement shall supersede the First Letter Agreement.

Capitalized terms used herein that are defined in the Distribution Agreement and not otherwise defined herein shall have the meanings assigned to them in the Distribution Agreement

This Second Letter Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Bank, Holding and you.

Very truly yours, THE ROYAL BANK OF SCOTLAND N.V.

By:	/s/ James M. Esposito
Name: James M. Esposito
Title: Attorney-in-fact

By:	/s/ William Malpica
Name: William Malpica
Title: Attorney-in-fact

RBS HOLDINGS N.V.

By:	/s/ James M. Esposito
Name: James M. Esposito
Title: Attorney-in-fact

By:	/s/ William Malpica
Name: William Malpica
Title: Attorney-in-fact

The foregoing Second Letter Agreement
is hereby confirmed and accepted as of the
date first above written.

RBS SECURITIES INC.

By:	/s/ Robert Hammer
	Name:	Robert Hammer
	Title:	Head of Equities & Structured Retail, America’s